UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                        Apartment Investment & Management Co.
                    ------------------------------------------
                                (Name of Issuer)

                                      Common
                                    ----------
                         (Title of Class of Securities)

                                    03748R101
                                  --------------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                December 31, 2005
                               --------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-02)

                                             Page 2 of 8 Pages

CUSIP No. 03748R101
- -----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers, Inc. 14-1904657
- -----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
- -----------------------------------------------------------------------------
   3   SEC USE ONLY


- -----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
- -----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            9,465,117
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             39,857
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             10,425,617
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       39,857
- -----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,465,624
- -----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- -----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.9%
- -----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
- -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                             Page 3 of 8 Pages

CUSIP No. 03748R101
- -----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers Capital Management, Inc.     13-3353336
- -----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
- -----------------------------------------------------------------------------
   3   SEC USE ONLY


- -----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
- -----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            9,465,117
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             10,425,617
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
- -----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,425,617
- -----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- -----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.8%
- -----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
- -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

						Page 4 of 8 Pages

CUSIP No. 03748R101
- -----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers Capital Management, Inc.     13-3353336
- -----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
- -----------------------------------------------------------------------------
   3   SEC USE ONLY


- -----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
- -----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            9,465,117
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             10,425,617
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
- -----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,425,617
- -----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- -----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.8%
- -----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
- -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



						Page 5 of 8 Pages

Item 1.

        (a)  Name of Issuer:
             Apartment Investment and Management Company

        (b)  Address of Issuer's Principal Executive Offices:
             4582 South Ulster Street Parkway
	     Suite 1100
             Denver, Colorado

Item 2.

        (a)  Name of Persons Filing:
             Cohen & Steers, Inc.
             Cohen & Steers Capital Management, Inc.
             Houlihan Rovers, SA

        (b)  Address of Principal Business Office:
               280 Park Avenue
               New York, NY 10017

        (c)  Citizenship:
               Cohen & Steers, Inc: Delaware Corporations
               Cohen & Steers Capital Management, Inc: New York Corporation Houlihan Rovers SA: Belgium

        (d)  Title of Class Securities:
               Commmon

        (e)  CUSIP Number:
               03748R101


Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)

                                            Page 6 of 8 Pages


Item 4.    OWNERSHIP:

         (a) Amount Beneficially Owned as of December 31, 2005:

               See row 9 on cover sheet

         (b) Percent of Class:

               See row 11 on cover sheet


          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                         See row 5 on cover sheet

                (ii)  shared power to vote or direct the vote:
                         See row 6 on cover sheet

                (iii) sole power to dispose or to direct
                      the disposition of:
                          See row 7 on cover sheet

                (iv)  shared power to dispose or direct
                      the disposition of:
                          See row 8 on cover sheet


Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS
         N/A

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

	 Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc. an investment advisor registered under Section 203 of the Investment Advisers Act, and holds a 50% interest in Houlihan Rovers SA, an investment adviser registered under Section 203 of the Investment Advisers Act.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc. an investment advisor registered under Section 203 of the Investment Advisers Act, and holds a 50% interest in Houlihan Rovers SA, an investment adviser registered under Section 203 of the Investment Advisers Act.

                                                 Page  7 of 8 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 10, 2006

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.
                        By:

                        /s/ Robert Steers
                        ____________________________________________
                            Signature


                            Robert H. Steers, Co-Chairman and Co-CEO
                        ____________________________________________
                            Name and Title

                                             Page 8 of 8 Pages


                    Joint Filing Agreement


The undersigned each hereby agree that the Schedule 13G dated January 10, 2006, which relates to the common stock of American Investment & Mgmnt Co, is to be filed jointly on behalf of each of them for the reasons stated therein, and any amendments thereto shall be filed jointly by the undersigned.

Dated:  Januar 10, 2006

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.

                        /s/ Robert Steers
                        ____________________________________________
                            Robert Steers, Co-Chairman and Co-CEO